UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2014

SCIENTIFIC GAMES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	81-0422894
(State of incorporation)	(IRS Employer
Identification No.)

0-13063

(Commission File Number)

750 Lexington Avenue, New York, New York 10022

(Address of registrant’s principal executive office)

(212) 754-2233

(Registrant’s telephone number)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CPR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced, on April 1, 2014, Scott D. Schweinfurth was named Executive Vice President and Chief Financial Officer of Scientific Games Corporation (the “Company”), succeeding Jeffrey S. Lipkin as Chief Financial Officer of the Company.

Mr. Schweinfurth, 60, has served as the Company’s Chief Financial Officer of Gaming and Chief Integration Officer since October 2013.  From 2000 to October 2013, Mr. Schweinfurth served as Executive Vice President, Chief Financial Officer and Treasurer of WMS Industries Inc. (“WMS”), which was acquired by the Company in October 2013.  Prior to joining WMS, Mr. Schweinfurth served as Senior Vice President, Chief Financial Officer and Treasurer of Bally Technologies, Inc.  Prior to that, Mr. Schweinfurth worked at Ernst & Young LLP.

On April 1, 2014, the Company entered into an amended and restated employment agreement with Mr. Schweinfurth.  The term of Mr. Schweinfurth’s employment agreement will extend through March 31, 2017, subject to automatic extension for an additional year at the end of the term and each anniversary thereof unless timely notice of non-renewal is given.

Under the agreement, Mr. Schweinfurth will receive an annual base salary of $675,000 (pro-rated for any partial year).  Mr. Schweinfurth will have the opportunity to earn up to 75% of his base salary as incentive compensation (“target bonus”) upon achievement of target level performance goals for a given year and the opportunity to earn up to 150% of his base salary upon achievement of maximum performance goals for a given year.  In addition, Mr. Schweinfurth will be entitled to receive annual equity awards in the discretion of the compensation committee of the board of directors in accordance with the Company’s plans and programs for senior executives of the Company.  On April 1, 2014, Mr. Schweinfurth received a sign-on equity award of 33,650 restricted stock units with a four-year vesting schedule.

If Mr. Schweinfurth’s employment is terminated by the Company without “cause” or by Mr. Schweinfurth for “good reason” (as such terms are defined in the agreement), then he would be entitled to receive: (i) a pro rata portion of the bonus (if any) for the year of termination that would have been payable to Mr. Schweinfurth had he remained employed during the entire year; (ii) an amount equal to the sum of his base salary and “severance bonus amount” (i.e., an amount equal to the highest annual incentive compensation (if any) paid to Mr. Schweinfurth in respect of the two (2) most recent fiscal years but not more than his target bonus for the year of termination); (iii) full vesting of his equity awards; and (iv) reimbursement of monthly COBRA premiums for 12 months if Mr. Schweinfurth elects to continue medical coverage under the Company’s group health plan in accordance with COBRA.  If Mr. Schweinfurth’s employment is terminated by the Company without “cause” or by Mr. Schweinfurth for “good reason” upon, or within one (1) year after, a “change in control” (as such term in defined in the agreement), then he would be entitled to receive the payments and benefits described in the preceding sentence, except that the amount set forth in clause (ii) of the preceding sentence would multiplied by two (2).

In the event of Mr. Schweinfurth’s death, his beneficiary or estate would be entitled to receive an amount equal to one and one-half (1.5) of Mr. Schweinfurth’s then current base salary (subject to a $1,000,000 cap), which, at the discretion of the Company, may be funded under a life insurance policy for which the Company pays premiums.  In the event Mr. Schweinfurth is terminated due to his “total disability” (as such term is defined in the agreement), he would be entitled to receive an amount equal to his base salary (less any disability payments provided to him under the Company’s disability plans).  In the event the term of the agreement expires, Mr. Schweinfurth would be entitled to the full vesting of all equity awards granted to him prior to January 1, 2014 and the continued vesting of all other equity awards held by him at the time of expiration in accordance with the terms of such equity awards.

Mr. Schweinfurth’s employment agreement also contains, among other things, covenants imposing on him certain obligations with respect to confidentiality and proprietary information, and restricting his ability to engage in certain activities in competition with the Company during his employment and for a period of 12 months after termination.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SCIENTIFIC GAMES CORPORATION

Date: April 4, 2014	By:	/s/ Jack B. Sarno
		Name:	Jack B. Sarno
		Title:	Vice President — Worldwide Legal Affairs and Corporate Secretary